Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of SunGard Data Systems Inc. of our report, dated March 21, 2014 except for the presentation of the Availability Services business as a discontinued operation discussed in Notes 1 and 3 and the effects of the changes described in Note 1, for which the date is July 31, 2014, relating to the financial statements, and the effectiveness of internal control over financial reporting of SunGard Data Systems Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

July 31, 2014